Exhibit 99.1

BPO Management Services Announces Completion of
HRMS Acquisition

 Transaction Adds Over 100 New Clients and
Expands HRO Service Platform to Include Software-as-a-Service Technology

IRVINE, Calif., July 2, 2007 - BPO Management Services, Inc., “BPOMS” (OTCBB: BPOM), a full-service business process outsourcing company focused on serving middle market enterprises, today announced the completion of its acquisition of Human Resource MicroSystems, Inc. (HRMS), a San Francisco-based provider of human resources software to the middle market.

"The acquisition of HRMS expands our customer base by adding over 100 new clients and will greatly enhance our HRO service offering, allowing us to provide the HRMS software technology directly to both new and existing customers,” said Patrick Dolan, chief executive officer of BPOMS. Originally announced on January 11, 2007, “this acquisition is another important milestone for BPOMS as we continue to build out our comprehensive service offering of back-office BPO solutions”, continued Dolan.

In addition to the traditional HRMS software sales model, BPOMS also plans to offer the HRMS software to its customers under a software-as-a-service ("SaaS") basis hosted from a BPOMS data center facility. BPOMS plans to relocate its existing HRO business to the HRMS headquarters located in San Francisco.

About BPO Management Services, Inc.

BPO Management Services (BPOMS) is a business process outsourcing (BPO) service provider that offers a diversified range of on-demand services, including human resources, information technology, enterprise content management, and finance and accounting, to support the back-office business functions of middle-market enterprises on an outsourced basis. BPOMS supports middle-market businesses new to the BPO market, established businesses that already outsource, and businesses seeking to maximize return-on-investment from their in-house workforce. For more information, please visit www.bpoms.com.

About Human Resource MicroSystems (HRMS):

HRMS provides comprehensive HRIS Software Solutions to Human Resource departments across a broad range of middle market industries. Its current installed base includes more than 100 middle market companies located throughout the United States. The company combines the human resource and technical expertise to deliver HRIS products and services that meet the immediate and ongoing HR software needs of middle market enterprises. For more information, please visit www.HRMS.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

With the exception of historical or factual information, the matters discussed in this press release, including without limitation the Company's future growth plans, the successful completion of its acquisition integration plans and the ability of the Company's common stock to trade or be quoted on various markets are forward-looking statements that involve risks and uncertainties. Actual results may differ. Factors that could cause or contribute to such differences in results include, but are not limited to, the ability to complete planned acquisitions, the availability of financing; changes in market and business conditions and the conditions of the parties to the proposed transactions; and other risks and factors detailed from time to time in the Company's public statements and its periodic reports and other filings with the U.S. Securities and Exchange Commission.

CONTACT:
Marie Dagresto
MKR Group, Inc.
bpom@mkr-group.com
323.468.2300

Patrick Dolan
Chairman & CEO
714.612.6726
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